Exhibit 10.5

BILL OF SALE AND ASSIGNMENT

THIS BILL OF SALE AND ASSIGNMENT is dated and effective as of December 31, 2008, by and between VIKING DRILLING, LLC, a Nevada limited liability company (“Seller”), with offices at 4801 Gaillardia Parkway, Suite 225, Oklahoma City, Oklahoma 73142 and TRANSATLANTIC TURKEY, LTD. (“Buyer”), with offices at Kings Court, Bay Street, Nassau, Bahamas.

RECITALS

WHEREAS, TransAtlantic Petroleum Corp. (“TransAtlantic”) and its subsidiaries entered into that certain Master Services Agreement dated May 1, 2008 (the “MSA”) with Longfellow Energy, LP (“Longfellow”), Longe Energy Limited (“Longe”), Seller and certain other affiliates of Seller;

WHEREAS, pursuant to that certain Purchase Agreement dated September 19, 2008 by and between TransAtlantic and Longfellow (the “Purchase Agreement”), TransAtlantic agreed to purchase all of the shares of Longe from Longfellow;

WHEREAS, the closing of the transactions contemplated under the Purchase Agreement occurred on December 30, 2008;

WHEREAS, Buyer was unable to purchase the oilfield equipment and related consumables necessary for its operations until the closing of the transactions contemplated under the Purchase Agreement;

WHEREAS, pursuant to the MSA, and in anticipation of the closing of the transactions contemplated under the Purchase Agreement, on behalf of and for the benefit of Buyer, (1) Seller has purchased the oilfield equipment set forth on Schedule A attached hereto (the “Schedule A Equipment”) and (2) Seller has placed orders (the “Equipment Orders”) for the purchase of the oilfield equipment set forth on Schedule B attached hereto (the “Schedule B Equipment”);

WHEREAS, in connection with the Equipment Orders, Seller has paid the deposit amounts set forth on Schedule B, and the aggregate amount of all such deposits is hereinafter referred to as the “Deposit Amount”;

WHEREAS, for purposes of this instrument, the Schedule A Equipment and the Schedule B Equipment are sometimes hereinafter collectively referred to as the “Equipment” and the Equipment and the Equipment Orders are sometimes hereinafter collectively referred to as the “Assets”; and

WHEREAS, Seller wishes to sell, transfer and assign the Assets at cost to Buyer, and Buyer wishes to purchase and acquire the Assets from Seller under the terms and conditions set forth in this instrument;

NOW THEREFORE, in consideration of the payment by Buyer of the Cash Consideration (as defined below) and the representations and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1. Transfer of Equipment. Seller does hereby sell, bargain, transfer, convey and deliver to Buyer all of Seller’s rights, title, claims and interest in and to the Assets and, including without limitation all warranties and any rights against the manufacturers or component manufacturers of the Equipment.

2. Assumption of Liability. Buyer does hereby assume all obligations and liabilities of Seller under the Equipment Orders for the Schedule B Equipment.

3. Cash Consideration. Concurrently with the execution and delivery of this instrument, Seller is paying the following amounts to Seller for the Assets (collectively the “Cash Consideration”):

Asset	Amount
Schedule A Equipment	$2,420,455.70

Equipment Orders	Deposit Amount

Such amounts are being paid by Buyer to Seller in immediately available funds.

4. Covenants, Representations and Warranties of Seller. Seller covenants, represents and warrants to Buyer as follows and acknowledges that Buyer is relying upon such covenants, representations and warranties in entering into this instrument:

(a) Seller is the legal and beneficial owner of the Schedule A Equipment and has the right to transfer full and clear title to the Assets to Buyer. The Assets are free and clear of all liens, encumbrances, claims and other debts of any kind or character, except for amounts still due and payable for the Schedule B Equipment as shown on Schedule B.

(b) The Schedule A Equipment is in new condition and has never been operated except for certain components which have been refurbished to like-new condition. All of the Schedule A Equipment is in good operating condition and repair, and is suitable for immediate use for its intended purpose.

(c) Seller has not taken any action or failed to take any action that would adversely impact the warranties on any of the Equipment. Without limiting the generality of the foregoing, all manufacturer warranties, if any, on the Equipment are being transferred and assigned to Buyer unimpaired by any action or failure to take action on the part of Seller. Original copies of all such warranties shall be delivered by Seller to Buyer on or before January 31, 2009. Seller agrees to provide whatever assistance is required, necessary or beneficial incident to assisting Buyer in enforcing such warranties.

(d) The Equipment is not in any manner encumbered by any liens or claims arising out of unpaid taxes. Seller has paid all personal property taxes believed to be due and payable with respect to the Equipment. Notwithstanding the foregoing, Seller has not paid any sales tax on the Equipment in the State of Texas because the Equipment has or will be exported. Any taxes due on or arising out of the transfer of the Equipment out of the State of Texas shall be the obligation of Buyer.

(e) The amounts actually paid by Seller for the Schedule A Equipment are fully and accurately set forth in Schedule A. The amounts still due and payable for the Schedule B Equipment are fully and accurately set forth in Schedule B. The funds paid by

Seller as a deposit in connection with the Equipment Orders for the Schedule B Equipment are fully and accurately set forth in Schedule B. Seller will furnish to Buyer evidence of all Equipment Orders reasonably acceptable to Buyer on or before January 31, 2008.

(f) There is no state of facts or circumstances known to Seller and not disclosed to Buyer that (i) should be disclosed to Buyer in order not to make any of the representations and warranties contained herein not false or misleading or (ii) otherwise might reasonably be expected to materially affect the Assets or Buyer’s decision to enter into this instrument.

5. Further Assurances. Seller agrees to execute and deliver such other and further instruments and will do such other and further acts as in the reasonable opinion of Buyer may be necessary or desirable to carry out more effectively the intents and purposes of this instrument.

6. Substitution and Subrogation. This instrument is made with full substitution and subrogation of Buyer, its successors and assigns in and to all covenants and warranties heretofore given or made in respect of any of the Assets, and Seller hereby assigns and conveys to Buyer all such covenants and warranties and all of Seller’s rights thereunder.

7. Successors and Assigns. This instrument shall bind and inure to the benefit of Seller and Buyer and their respective successors and assigns.

8. Governing Law. This instrument shall be governed and interpreted in accordance with the laws of the State of Texas excluding its conflict of laws principles.

9. Entirety and Amendments. This instrument embodies the entire agreement between the parties, superceding all prior agreements and understandings, if any, relating to the subject matter hereof, and may be amended only by written agreement of the parties hereto.

10. Headings. Headings of paragraphs of this instrument are inserted for convenience only and shall not control or affect the meaning or construction of any provision of this instrument.

11. Counterparts. This instrument may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

TO HAVE AND TO HOLD the Equipment to Buyer, its successors and assigns forever.

EXECUTED AND EFFECTIVE as of the date first above written.

Seller:

VIKING DRILLING, LLC

By:	/s/ Mike Burnett
Name:	Mike Burnett
Title:	Manager

Buyer:

TRANSATLANTIC TURKEY, LTD.

By:	/s/ Jeffrey S. Mecom
Name:	Jeffrey S. Mecom
Title:	Vice President and Corporate Secretary

Schedule A

Equipment	Amount
Downhole Motor & Drilling Jars	359,768.75
Shipping for 2 7/8" tubing	20,265.00
Satellite Trailer #2	38,350.00
Satellite Trailer #7	34,780.00
Mudlogging Trailer #4	40,988.45
Casing Running Tools	226,423.00
6 1/4" Drill Collars	105,625.00
2 7/8" Tubing	227,243.50
5" 19.5 Drill Pipe	690,524.00
3 1/2" Drill Pipe	612,999.00
Welding Charges	2,600.00
Lubester & Skid Mount f/I-8	1,800.00
Casted Lifting Eyes & Bails f/I-9	3,649.00
Supplies f/I-9	43,640.00
Supplies f/I-9	11,800.00

Schedule B

Equipment Order	Deposit Amount
None	Nil